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                                                                    EXHIBIT 10.6

                    FINANCING AND WARRANT PURCHASE AGREEMENT

         THIS FINANCING AND WARRANT PURCHASE AGREEMENT is made as of August 24, 2001, by and among Safeguard Delaware, Inc. ("Safeguard"), ICG Holdings, Inc. ("Internet Capital") and Biegert, Inc., a Wyoming s-corporation ("Biegert") (collectively, the "Investors"), and eMerge Interactive, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. The Investors have agreed to provide, on behalf of the Company, certain letters of credit to partially secure the Company's credit facility, specifically through providing security for the Investors' obligations pursuant to the Junior Participation Agreement executed by the Investors in connection with the credit facility.

         B. In consideration for the Investors providing such letters of credit, the Company has agreed to pay the Investors certain fees and to grant to the Investors certain warrants, all as set forth in more detail in this Agreement.

         In consideration of the terms and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

                         ARTICLE I. GENERAL DEFINITIONS

         SECTION 1.1 DEFINED TERMS. Capitalized terms, when used in this Agreement, shall have the following meanings:

         "Agreement" means this Financing and Warrant Purchase Agreement, including any and all exhibits and schedules hereto, as the same may be from time to time amended, modified or supplemented.

         "Biegert" has the meaning set forth in the first paragraph of this Agreement.

         "Closing Date" means the closing date of the Credit Facility.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Company's Class A Common Stock, par value $0.008 per share, as such stock is constituted on the Closing Date, any stock or security into which such stock shall be

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changed, converted or exchanged and any stock or security resulting from reclassification of such stock.

         "Company" means eMerge Interactive, Inc., a Delaware corporation.

         "Credit Facility" means that certain Financing Agreement dated the date of this Agreement and ancillary documents (including without limitation the Junior Participation Agreement) evidencing the $30 million revolving line of credit of the Company, eMerge San Saba, Inc., eMerge Okolona, Inc. and eMerge Gaffney, Inc. with The CIT Group / Business Credit, Inc., as lender and agent for the lenders, and any amendments, modifications, supplements, renewals, extensions or restatements thereof.

         "Exercise Price" has the meaning set forth in Section 2.3.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable to the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "Internet Capital" has the meaning set forth in the first paragraph of this Agreement.

         "Investors" means Safeguard, Internet Capital and Biegert, as appropriate, and their permitted successors and assigns.

         "Lender" means the lenders under the Credit Facility, including without limitation The CIT Group / Business Credit, Inc. as lender and agent for the lenders thereunder.

         "Letters of Credit" has the meaning set forth in Section 2.1.

         "Other Agreements" means the Warrants and all agreements, instruments and documents executed by or on behalf of the Company and delivered to the Investors with respect to this Agreement, and any and all amendments, modifications, supplements, renewals, extensions or restatements thereof.

         "Safeguard" has the meaning set forth in the first paragraph of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Warrants" means the warrants to be issued to the Investors by the Company, as provided in Section 2.3 of this Agreement, substantially in the form of Exhibit A hereto.


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                       ARTICLE II. FINANCING AND WARRANTS

         SECTION 2.1 LETTERS OF CREDIT. In consideration of the obligations, covenants and agreements of the Company contained in this Agreement and the Other Agreements, each Investor agrees to provide on behalf of the Company in connection with the Credit Facility letters of credit in form and substance as is approved by the Investors and the Lender (the "Letters of Credit"). The aggregate amount of the Letters of Credit will in no event exceed $3.0 million in the case of each of Safeguard, Internet Capital and Biegert. The maximum term of the Letters of Credit will not exceed 24 months. Each Investor will maintain its respective Letter of Credit for the period required under the Credit Facility, unless earlier replaced by the Company pursuant to the terms of this Agreement; provided, however, that any amendment, modification, supplement, renewal, extension or restatement of the Credit Facility in effect on the date of the Credit Facility is in form and substance reasonably satisfactory to the Investors. The Investors agree to provide the Letters of Credit when all of the conditions of the Company to execute and receive funding under the Credit Facility have been fulfilled (other than any condition regarding providing Letters of Credit), other than the requirement to provide the Letters of Credit. The Investors also agree to execute and deliver related documentation as may be reasonably requested by the Lender or the Company in connection with the Credit Facility or this Agreement provided such documentation meets the approval of each Investor.

         SECTION 2.2 CASH FEES AND EXPENSES. In consideration of the Investors providing and maintaining the Letters of Credit under this Agreement, the Company agrees to pay to the Investors the amounts set forth in this Section. The parties acknowledge that the Company will provide the Lender with prior written notice of such amounts, and that the Company will make no payments to the Investors if there is then existing an "Event of Default" (as defined in the Credit Facility) with respect to the Company, or if an "Event of Default" would exist after giving effect to such payment. In the event such payment may not be made by the Company as the result of an "Event of Default," the Company will be obligated to make such payment promptly following the cure or end of such "Event of Default."

                  (a) Arrangement Fee. In the event the Company's adjusted net earnings before depreciation, amortization and restructuring charges (as that number is calculated based on information reported in the Company's publicly released quarterly earnings report for the period ending September 30, 2001 consistently applied) is not a positive number, then the Company shall pay the Investors an aggregate arrangement fee of two percent (2.0%) of the then outstanding amounts covered by the Letters of Credit (i.e., $180,000 in the case of $9.0 million outstanding). The aggregate arrangement fee shall be paid on a pro rata basis to the Investors based on the relative amounts of their Letters of Credit. If payable, the arrangement fee will be paid in cash or other immediately available funds no later than November 15, 2001.

                  (b) Maintenance Fee and Reimbursement of Expenses. In consideration of the Investors maintaining the Letters of Credit as set forth in this Agreement, the Company will pay the Investors an aggregate maintenance fee of one percent (1.0%) of the initial outstanding amounts covered by the Letters of Credit (i.e., $90,000 in the case of $9.0 million outstanding). The


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maintenance fee will be paid by the Company to each Investor, pro rata based on the amount of each Investor's Letters of Credit, within 10 days of the initial funding under the Credit Facility. The Company also will reimburse each Investor for its actual out of pocket costs and expenses associated with acquiring and maintaining the Letters of Credit. The Company will make the appropriate reimbursements in cash or other immediately available funds within 10 days of its receipt of written documentation from any Investor detailing its payment of such out of pocket costs and expenses.

                  (c) Funding Fee. In the event any Letter of Credit is drawn upon by the Lender pursuant to the Credit Facility or an Investor makes an advance to the Company to prevent the Lender from drawing upon a Letter of Credit, the Company will pay to the Investors a fee on the funded portion of the Letters of Credit at a rate equal to three percent (3.0%) plus the "Default Rate" as set forth in the Credit Facility. The funding fee will be payable to each Investor on a pro rata basis based on the amount funded from that Investor's Letter of Credit or the amount of the advance. The funding fee will be payable in cash or other immediately available funds at the times and in the manner set forth in the Credit Facility with respect to default payments by the Company for the period from the date the Letter of Credit is drawn upon by the Lender until the amount drawn upon is repaid by the Company.

         SECTION 2.3 ISSUANCE OF WARRANTS. As additional consideration for the Investors providing and maintaining the Letters of Credit in connection with this Agreement, the Company agrees to issue Warrants to the Investors as set forth in this section. The Warrants will be exercisable from time to time into an aggregate number of shares of Common Stock as set forth in this section, subject to adjustment as provided under Section 2.7. The Warrants may be exercised by each Investor acting independently in whole or in part at any time or from time to time after the issuance date of the Warrant and on or until the date that is the third anniversary of the issuance date of the Warrant.

                  (a) "A" Warrants. On the Closing Date, the Company will issue to the Investors Warrants that are exercisable for an aggregate amount of 764,328 shares of Common Stock, divided among the Investors as follows: (i) Warrants exercisable for 254,776 shares of Common Stock to Safeguard; (ii) Warrants exercisable for 254,776 shares of Common Stock to Internet Capital; and
(iii) Warrants exercisable for 254,776 shares of Common Stock to Biegert. Subject to the adjustment provisions in Section 2.7, the Exercise Price of these Warrants will be the average of the closing prices of the Common Stock for the five trading days prior to the Closing Date, as reported on The Nasdaq Stock Market, Inc.'s National Market System.

                  (b) "B" Warrants. In the event the Company has not provided written notice to the Investors on or before February 28, 2002, that states that the Company no longer desires or requires that the Investors continue to maintain their Letters of Credit, the Company will issue to the Investors additional Warrants that are exercisable for up to an aggregate amount of 764,328 shares of Common Stock. The number of shares of Common Stock into which these Warrants may be exercised will be reduced from such amount on a pro rata basis in the event the aggregate amount covered by the outstanding Letters of Credit is less than $9.0 million as of the issuance date. The number of shares of Common Stock into which these Warrants may be exercised will be allocated on


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a pro rata basis among the Investors based on the relative amounts outstanding under each Investor's Letters of Credit as of the issuance date of these Warrants. Subject to the adjustment provisions in Section 2.7, the Exercise Price of these Warrants will be the average of the closing prices of the Common Stock for the five trading days prior to February 28, 2002, as reported on The Nasdaq Stock Market, Inc.'s National Market System.

                  (c) "C" Warrants. In the event the Company has not provided written notice to the Investors on or before August 31, 2002, that states that the Company no longer desires or requires that the Investors continue to maintain their Letters of Credit, the Company will issue to the Investors additional Warrants that are exercisable for up to an aggregate amount of 764,328 shares of Common Stock. The number of shares of Common Stock into which these Warrants may be exercised will be reduced from such amount on a pro rata basis in the event the aggregate amount covered by the outstanding Letters of Credit is less than $9.0 million as of the issuance date. The number of shares of Common Stock into which these Warrants may be exercised will be allocated on a pro rata basis among the Investors based on the relative amounts outstanding under each Investor's Letters of Credit as of the issuance date of these Warrants. Subject to the adjustment provisions in Section 2.7, the Exercise Price of these Warrants will be the average of the closing prices of the Common Stock for the five trading days prior to August 31, 2002, as reported on The Nasdaq Stock Market, Inc.'s National Market System.

                  (d) "D" Warrants. In the event the Company has not provided written notice to the Investors on or before February 28, 2003, that states that the Company no longer desires or requires that the Investors continue to maintain their Letters of Credit, the Company will issue to the Investors additional Warrants that are exercisable for up to an aggregate amount of 764,328 shares of Common Stock. The number of shares of Common Stock into which these Warrants may be exercised will be reduced from such amount on a pro rata basis in the event the aggregate amount covered by the outstanding Letters of Credit is less than $9.0 million as of the issuance date. The number of shares of Common Stock into which these Warrants may be exercised will be allocated on a pro rata basis among the Investors based on the relative amounts outstanding under each Investor's Letters of Credit as of the issuance date of these Warrants. Subject to the adjustment provisions in Section 2.7, the Exercise Price of these Warrants will be the average of the closing prices of the Common Stock for the five trading days prior to February 28, 2003, as reported on The Nasdaq Stock Market, Inc.'s National Market System.

                  (e) "E" Warrants. In the event that at any time the Letters of Credit are drawn upon by the Lender pursuant to the terms of the Credit Facility, the Company will, upon written demand of any Investor, promptly issue to such Investors additional Warrants. The number of shares of Common Stock into which these Warrants may be exercised with respect to such Investor will be determined by multiplying 764,328 by a fraction, where the numerator is amount drawn upon such Investor's Letters of Credit and the denominator is 9.0 million (e.g., 254,776 shares of Common Stock for a $3.0 million draw upon a Letter of Credit). Subject to the adjustment provisions in Section 2.7, the Exercise Price of these Warrants will be the average of the closing prices of the Common Stock for the five trading days prior to date on which the Letters of Credit are drawn upon, as reported on The Nasdaq Stock Market, Inc.'s National Market System.


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         SECTION 2.4   CONVERSION INTO COMMON STOCK. In the event the Letters of
Credit are drawn upon by the Lender pursuant to the terms of the Credit Facility and the principal amount drawn upon has not been repaid to the Investors by the Company within 90 days of the draw date, each of the Investors will earn the right to convert the outstanding amounts under the Letters of Credit into shares of Common Stock. Each Investor may exercise its conversion right during the period commencing on the first business day following the expiration or termination of the Credit Facility and the payment in full of all obligations to the Agent and Lenders (as such terms are defined in the Credit Facility) under the Credit Facility and ending on the 30th day following the expiration or termination of the Credit Facility. Each Investor may exercise its conversion right by delivering to the Company during this period a written notice stating the amount they intend to convert into shares of Common Stock. The price into which the outstanding amount will be converted into Common Stock will be the average of the closing prices of the Common Stock for the 10 trading days prior to the expiration of the 90 day period following the date the Letters of Credit are drawn upon, as reported on The Nasdaq Stock Market, Inc.'s National Market System. The number of shares of Common Stock issued by the Company will be allocated on a pro rata basis among the Investors based on the relative amounts outstanding under each Investor's Letters of Credit. Subject to Section 2.5, following receipt of the written notice, the Company will promptly issue the Common Stock to the Investors.

         SECTION 2.5 PROHIBITION ON CERTAIN ISSUANCES. Notwithstanding anything to contrary contained in this Agreement or the Other Agreements, in no event will the Investors be entitled to, or will the Company issue, any shares of Common Stock that if issued would violate the rules and regulations of The Nasdaq Stock Market Inc., including without limitation the stockholder approval requirements for certain transaction as set forth in Rule 4350(i) of The Nasdaq Stock Market, Inc. In this regard, the Investors understand and agree that Company may, among other things, be unable to issue shares of Common Stock that results in a change of control of the Company (as interpreted by The Nasdaq Stock Market, Inc.) or results in certain issuances of 20% or more of the outstanding Common Stock as of the Closing Date. In the event the Investors would otherwise be entitled to shares but for these restrictions, the Company agrees to use reasonable efforts to comply with such requirements, including the obtaining of stockholder approval for such issuances at its next annual meeting of stockholders; provided, however, that the Investors may request that the Company call a special meeting for the purpose of obtaining such approval, upon which the Company will use good faith efforts to promptly conduct such meeting.

         SECTION 2.6 RESTRUCTURING OF FINANCING. The Investors agree that at any time the Company may either eliminate the Letters of Credit as collateral for the Credit Facility, reduce the amounts of the Letters of Credit or replace all or any portion of the Letters of Credit with alternate sources of collateral for the Credit Facility. In the event the Company desires to replace the Letters of Credit, the Investors will have the right of first refusal to provide the Company with the same transaction as the replacement transaction. In this regard, if the Company intends to replace the Letters of Credit, it will provide the Investors with written notice of its intention. The notice will provide the terms and conditions of the replacement transaction. The Investors will then have 10 days to accept the terms and conditions of the replacement transaction and consummate that


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transaction on those terms and conditions. In the event the Investors fail to accept and consummate the replacement transaction on the same terms and conditions as provided by the Company in its notice, then the Investors will forfeit their rights under this section. In the event the Investors accept and consummate a replacement transaction, then the Investors will no longer be entitled to the Warrants set forth in Section 2.3(b), Section 2.3(c) and Section 2.3(d) that are to be issued after the date of the replacement transaction.

         Notwithstanding anything to the contrary contained herein, in the event the Company desires to reduce the amounts of the Letters of Credit or replace any portion of the Letters of Credit with alternate sources of collateral for the Credit Facility, the Letter of Credit provided by Biegert will be the first Letter of Credit to be replaced or repaid, prior to the Letters of Credit provided by Safeguard and Internet Capital. The Letters of Credit provided by Safeguard and Internet Capital will then be replaced or repaid on a pro rata basis based on the outstanding amount of such Investor's Letter of Credit.

         SECTION 2.7 ADJUSTMENTS TO WARRANTS. If any of the following events occur prior to the exercise of the Warrants, the following adjustments will be made in the Exercise Price and/or the number of shares then purchasable upon the exercise of the Warrants, as appropriate:

                  (a) In case the Company subdivides its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of shares purchasable under the Warrants will be proportionately increased; and conversely, in case the Common Stock of the Company will be combined into a smaller number of shares, the Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of shares purchasable under the Warrants will be proportionately reduced.

                  (b) If the Company declares a dividend on its Common Stock payable in Common Stock or other securities of the Company to holders of record of Common Stock as of a date prior to the date of exercise of the Warrants, the Investors shall, without additional cost, be entitled to receive upon the exercise of the Warrants, in addition to the Common Stock to which the Investor is otherwise entitled upon exercise, the number of shares of Common Stock or other securities that the Investor would have been entitled to receive if the Investor had been a holder of the number of shares of Common Stock that the Investor actually received upon exercise of the Warrants on that record date.

                  (c) In case of any capital reorganization or reclassification of the Common Stock, or the consolidation or merger of the Company with or into another corporation, or any sale of all or substantially all of the Company's assets, or any liquidation of the Company, the Investors, upon the exercise of the Warrants on or before the record date for determination of stockholders entitled thereto, will receive, in lieu of Common Stock, the proportionate share of all stock, securities or other property issued, paid or delivered for or on all of the Common Stock as is allocable to the shares of Common Stock then exercisable under the Warrants.


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                  (d)      No fractional shares of Common Stock are to be issued
upon the exercise of the Warrants, but the Company will pay a cash adjustment in respect of any fraction of a share that would otherwise be issuable in an amount equal to the same fraction of the fair market value per share of Common Stock on the day of exercise, as reasonably determined by the Board of Directors of the Company.

                  (e) In the event: (i) the Warrants referred to in Section 2.3(b), Section 2.3(c), Section 2.3(d), or Section 2.3(e) above, are issued by the Company pursuant to the provisions of those sections; and (ii) the Exercise Price of such Warrants is lower than the Exercise Price of any Warrants issued previously pursuant to Section 2.3(a) through Section 2.3(e), then the Exercise Price of such previously issued Warrants will automatically be reduced to be equal to the Exercise Price of the newly issued Warrants.

         SECTION 2.8   NOTICES OF CERTAIN EVENTS.

                  (a) In the event of (i) any setting by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any right to subscribe for, purchase or otherwise acquire any shares of Common Stock or any other securities, or to receive any other right; (ii) any capital reorganization of the Company, or reclassification or recapitalization of the Common Stock of the Company or any transfer of all or substantially all of the assets of the Company to, or consolidation or merger of the Company with or into, any other entity; (iii) any voluntary dissolution or winding up of the Company; or (iv) any notice of exercise of any Warrant by any Investor then, and in each event, the Company will mail or cause to be mailed to the Investor a notice specifying the details and expected timing of that transaction at least 10 days prior to the date specified and the Investor may exercise its Warrant within that period.

                  (b)      If any adjustment to the Warrants is required under
Section 2.7, or if securities other than Common Stock become purchasable in lieu of Common Stock upon exercise of the Warrants, the Company will provide the Investors with written notice detailing that event and the impact on the Warrants. At the request of the Investors, and upon surrender of the Warrants, the Company will reissue the Warrants in a form conforming to those adjustments.

         SECTION 2.9 LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If any Warrant is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms as to indemnity or otherwise as it may impose, including, without limitation, the delivery by the Investor to the Company (at the Investor's expense) of an affidavit of lost instrument and an indemnity agreement, issue a new Warrant of like denomination, tenor, and date as the Warrant lost, stolen, mutilated or destroyed. Any new Warrant will constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant is enforceable by a third party.


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           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investors that the following statements are true, correct and complete as of the date hereof and as of the Closing Date:

         SECTION 3.1 CORPORATE EXISTENCE AND AUTHORITY. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted. The Company has the power and authority and legal right to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is or may become a party. The Certificate of Incorporation and Bylaws of the Company filed by the Company with the Securities and Exchange Commission are true, correct and complete copies thereof as of the date of this Agreement.

         SECTION 3.2 CORPORATE ACTION. The execution, delivery, and performance by the Company of this Agreement and the Other Agreements to which it is a party or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Company and do not and will not violate or conflict with, or result in a breach of or require any consent under the Certificate of Incorporation or Bylaws of the Company or any governmental requirements or any order, writ, injunction, or decree of any governmental authority. The Common Stock to be issued upon exercise of the Warrants has been duly and validly authorized and reserved for issuance, and when issued in compliance with the terms of this Agreement and the Warrants, will be validly issued, fully-paid and nonassessable and free of any preemptive rights and will be issued in compliance with all securities laws.

         SECTION 3.3 LITIGATION. There is no action, suit, investigation or proceeding before or by any court or governmental authority, or to the knowledge of the Company threatened against or affecting the Company, that could, if adversely determined, adversely affect the ability of the Company to pay and perform its obligations hereunder.

         SECTION 3.4 ENFORCEABILITY. This Agreement and the Other Agreements to which the Company is a party has been duly and validly executed and delivered by the Company, and this Agreement and the Other Agreements constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

         SECTION 3.5 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, or notice to, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by the Company of this Agreement or the Other Agreements to which the Company is a party or for the validity or enforceability thereof.


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         SECTION 3.6   DISCLOSURE. No statement, information, report,
representation, or warranty made by the Company in this Agreement or in any Other Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

         SECTION 3.7 CAPITALIZATION. On and as of August 10, 2001, the Company had issued and outstanding 35,589,357 shares of Class A Common Stock and Class B Common Stock and options to purchase 5,066,649 shares of Common Stock.

         SECTION 3.8 BROKERAGE. There are no claims against the Company for brokerage commissions, finder's fees or similar compensation arrangements in connection with the transactions contemplated by this Agreement or the Other Agreements.


           ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each Investor, severally and not jointly, represents and warrants to the Company that the following statements are true, correct and complete as of the date hereof and as of the Closing Date:

         SECTION 4.1 EXISTENCE AND AUTHORITY. The Investor is a corporation (if a corporation) or limited partnership (if a limited partnership), duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate or partnership power and authority to own its properties and carry on its business as now being conducted. The Investor has the corporate or partnership power and authority and legal right to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is or may become a party.

         SECTION 4.2 INVESTOR ACTION. The execution, delivery, and performance by the Investor of this Agreement and the Other Agreements to which it is a party or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate or partnership action on the part of the Investor and do not and will not violate or conflict with, or result in a breach of or require any consent under the Certificate of Incorporation or Bylaws (if a corporation) or Limited Partnership Agreement (if a limited partnership) of the Investor or any governmental requirements or any order, writ, injunction, or decree of any governmental authority.

         SECTION 4.3 ENFORCEABILITY. This Agreement and the Other Agreements to which the Investor is a party has been duly and validly executed and delivered by the Investor, and this Agreement and the Other Agreements constitute the legal, valid, and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

         SECTION 4.4 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, or notice to, any court, governmental authority or third party is or will be necessary


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for the execution, delivery or performance by the Investor of this Agreement or the Other Agreements to which the Investor is a party or for the validity or enforceability thereof.

         SECTION 4.5 DISCLOSURE. No statement, information, report, representation, or warranty made by the Investor in this Agreement or in any Other Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

         SECTION 4.6 BROKERAGE. There are no claims against the Investor for brokerage commissions, finder's fees or similar compensation arrangements in connection with the transactions contemplated by this Agreement or the Other Agreements.

         SECTION 4.7 INVESTMENT INTENT. The Investor (a) is an "accredited investor," as that term is defined in Regulation D under the Securities Act; (b) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for the Investor; (c) has received such documents and information as it has requested and has had an opportunity to ask questions of representatives of the Company concerning the terms and conditions of the investment, and such questions were answered to the satisfaction of the Investor; and (d) is in a financial position to hold the Warrant and shares of Common Stock issued upon exercise thereof for an indefinite time and is able to bear the economic risk and withstand a complete loss of its investment in the Company. The Investor is acquiring the Warrant and any Common Stock issuable upon exercise thereof for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Investor understands that the Warrant and any Common Stock issuable upon exercise thereof have not been registered under applicable state or federal securities laws.

                        ARTICLE V. AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, as long as the Investors hold the Warrants, it will perform and observe the following covenants:

         SECTION 5.1 INSPECTION RIGHTS. The Company will permit representatives and agents of the Investors, during normal business hours and upon reasonable notice, to examine, copy and make extracts from its books and records, to visit and inspect its properties and to discuss its business, operations and financial condition with its officers and independent certified public accountants, subject to any applicable securities laws.

         SECTION 5.2 KEEPING BOOKS AND RECORDS. The Company will maintain appropriate books of record and account in accordance with GAAP consistently applied.

         SECTION 5.3 RESERVE FOR WARRANT SHARES. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of the Warrants, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Warrants from time to time outstanding. If, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants.

         SECTION 5.4 NOTICE BY INVESTORS. Each Investor will, upon providing notice to the Company of any action taken pursuant to this Agreement or the Other Agreements, concurrently provide each of the other Investors with a copy of that notice.

                            ARTICLE VI. MISCELLANEOUS

         SECTION 6.1 MODIFICATION OF AGREEMENT; SALE OF INTEREST. This Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by each Investor and the Company. The parties may not assign their rights and obligations under this Agreement without the prior written consent of the other parties, and then only if any assignee agrees to be bound by the terms and conditions of this Agreement and the Other Agreements.

         SECTION 6.2 EXPENSES. Except for the reimbursement of expenses provided for in Section 2.2(d), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement and the Other Agreements including any finder's or broker's fees for which such party is responsible.

         SECTION 6.3 WAIVER BY THE INVESTOR. The Investor's failure, at any time or times hereafter, to require strict performance by the Company of any provision of this Agreement shall not waive, affect or diminish any right of the Investor thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Investor of a breach under this Agreement or the Other Agreements shall not suspend, waive or affect any other breach by the Company under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether it is of the same or of a different type.

         SECTION 6.4 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         SECTION 6.5 PARTIES. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Investor.

         SECTION 6.7 ENTIRE AGREEMENT. This Agreement, the Other Agreements and the Credit Facility constitute the entire agreement of the parties with respect to the subject matter contained in this Agreement.

         SECTION 6.8 EQUITABLE RELIEF. The Company recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Other Agreements, any remedy of law may prove to be inadequate relief to the Investor; therefore, the Company agrees that the Investor, if the Investor so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 6.9 GOVERNING LAW. This agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         SECTION 6.10 NOTICES. All notices, requests, consents, approvals or demands to or upon the respective parties hereto shall be given or made to each party at the address set forth for such party under "Address for Notices" specified below such party's name on the signature pages to this Agreement. Unless otherwise specified herein, all such notices, requests, consents, approvals and demands given or made in connection with the terms and provisions of this Agreement shall be deemed to have been given or made when personally delivered, or, if mailed, upon the earlier of actual receipt by the addressee or three days after sent by registered or certified mail, postage prepaid, or, in the case of overnight courier service, when delivered by the overnight courier company to the respective address specified above, or, in the case of telecopy or facsimile transmission, within the first business hour (9:00 a.m. to 5:00 p.m., local time for the recipient, on any business say) after receipt by the respective addressee. Any party may change the address or transmission number to which notices shall be directed by giving 10 days written notice of such change to the other parties.

         SECTION 6.12 CONFIDENTIAL TREATMENT. The parties agree (a) that all agreements, instruments, documents and other information that is confidential (or otherwise not public) received pursuant to this Agreement or any Other Agreement by a party or its directors, officers, agents and other representatives shall be held in strict confidence by that party, and (b) that it shall take all reasonable steps to cause its directors, officers, agents and other representatives to hold the same in strict confidence, in each case, except as required to be disclosed by applicable law.

         SECTION 6.13 COUNTERPARTS. This Agreement may be executed in a number of counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

         SECTION 6.14 FURTHER ASSURANCES. Each party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement and the Other Agreements.

         IN WITNESS WHEREOF, this Financing and Warrant Purchase Agreement has been duly executed and delivered as of the day and year first written above.

                          THE INVESTORS:

                          SAFEGUARD DELAWARE, INC.


                          By:
                                   -------------------------------------------
                          Name:
                                   -------------------------------------------
                          Title:
                                   -------------------------------------------

                          Address for Notices:
                          800 The Safeguard Building
                          435 Devine Park Drive
                          Wayne, PA 19087-1945
                          Attn:    Christopher Davis
                          Telecopy:
                                            -----------------

                          ICG HOLDINGS, INC.


                          By:
                                   -------------------------------------------
                          Name:
                                   -------------------------------------------
                          Title:
                                   -------------------------------------------

                          Address for Notices:
                          100 Lake Drive, Suite 4
                          Pencader Corporate Center
                          Newark, DE 19702
                          Attn:             General Manager
                          Telecopy:         302-292-3972

                          With a copy to:

                          Internet Capital Group, Inc.
                          435 Devon Park Drive
                          Building 600
                          Wayne, PA 19087
                          Attn:             General Counsel
                          Telecopy:         610-989-0112

                          BIEGERT, INC.:


                          By:
                                   -------------------------------------------
                          Name:
                                   -------------------------------------------
                          Title:
                                   -------------------------------------------

                          Address for Notices:


                          Attn:
                                   --------------------------
                          Telecopy:
                                            -----------------


                          THE COMPANY:

                          EMERGE INTERACTIVE, INC.


                          By:
                                   -------------------------------------------
                          Name:
                                   -------------------------------------------
                          Title:
                                   -------------------------------------------

                          Address for Notices:
                          10315 102nd Terrace
                          Sebastian, Florida
                          Attn:             Chief Financial Officer
                          Telecopy:         (561) 581-7570